                                                                     EXHIBIT 5.1

                                            [THE WALT DISNEY COMPANY LETTERHEAD]

                                                              September 30, 1999

Board of Directors
The Walt Disney Company
500 South Buena Vista Street
Burbank, CA 91521

       Re: The Walt Disney Company Registration Statement on Form S-4

Ladies and Gentlemen:

   As Senior Vice President--Assistant General Counsel of The Walt Disney Company, a Delaware corporation (the "Company"), I have participated in the preparation and filing by the Company of a Registration Statement on Form S-4 (the "Registration Statement") for the registration under the Securities Act of 1933, as amended (the "Act"), of shares of the Company's go.com Common Stock, par value $0.01 per share (the "Shares"). As set forth in the Registration Statement, the Shares are to be issued in connection with the consummation of the merger of Bingo Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company ("Bingo"), with and into Infoseek Corporation, a Delaware corporation ("Infoseek"), pursuant to the terms of the Agreement and Plan of Reorganization, dated as of July 10, 1999 (the "Reorganization Agreement"), by and among Infoseek, Bingo and the Company. This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

   In connection with this opinion, and in my capacity as an attorney admitted to practice in the State of California, I have examined the Registration Statement and the joint proxy statement/prospectus included therein, the Company's amended and restated certificate of incorporation as in effect on the date hereof, the Company's bylaws as in effect on the date hereof and certain corporate proceedings of the Company as reflect in the minutes of meetings of the Board of Directors of the Company. In such examination, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to the originals or certified copies of all documents submitted to me as copies thereof. In addition, I have made such other examinations of law and fact as I have deemed necessary or appropriate for the purposes of this opinion.

   Based on the foregoing, I am of the opinion that the Shares to be issued pursuant to the Reorganization Agreement have been duly authorized and, when issued as contemplated by the Reorganization Agreement, will be validly issued, fully paid and nonassessable.

   I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Securities and Exchange Commission.

                                        Very truly yours,

                                        /s/ David K. Thompson

                                        David K. Thompson, Esq.
                                        Senior Vice President--Assistant
                                        General Counsel